Exhibit 16



April 4, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:  FTLA, Inc.
     File Reference No. 333-94265


We were previously the principal accountants for FTLA, Inc. (f.k.a. Floran International, Inc. and f.k.a. H20 International, Inc.) and under the date of March 5, 2001 (except for Note 11(A) as to which the date is April 4, 2001) we reported on the financial statements of H2O International, Inc. as of December 31, 2000. On April 3, 2002, we were disengaged as principal accountant. We have read FTLA, Inc.'s statements included under Item 4 in its Form 8-K dated April 4, 2002 and we agree with such statements only as they relate to Salberg & Company, P.A. We are not in a position to agree or disagree with other statements made in the Form 8-K dated April 4, 2002.




Very truly yours,


/s/ Scott Salberg
-----------------
SALBERG & COMPANY, P.A.
Certified Public Accountants and Consultants